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                                     FORM 4

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

     (Print or Type Responses)

________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Borgida                          Chet
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   (Last)                           (First)             (Middle)

                     c/o Cross Media Marketing Corporation
                                461 Fifth Avenue
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                                    (Street)

   New York,                          NY                 10017
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   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

                   Cross Media Marketing Corporation ("XMM")
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________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person, if an entity (Voluntary)

________________________________________________________________________________
4.   Statement for Month/Year

                           August, 2001
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________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)

________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

       Senior Vice President and Chief Financial Officer
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                   2.               Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                 Transaction      (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                  Date             ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                        (Month/Day/Year)   Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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 Common Stock                        8/27/01          P              2,500         A     $1.32
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 Common Stock                        8/28/01          P              1,000         A     $1.31
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 Common Stock                        8/29/01          P              3,000         A     $1.30     6,500          D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*  If the form is filed by more than one reporting person, see Instruction
   4(b)(v).

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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                   10.
                                                                                                                   Owner-
                                                                                                          9.       ship
                                                                                                          Number   Form
                                                                                                          of       of
                    2.                                                                                    Deriv-   Deriv-
                    Conver-                    5.                              7.                         ative    ative     11.
                    sion                       Number of                       Title and Amount           Secur-   Secur-    Nature
                    or                         Derivative    6.                of Underlying     8.       ities    ities     of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-    Bene-     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially ficially  direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned    Owned     Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End   at End    ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of       of        Owner-
Derivativ           ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month    Month     ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.  (Instr.   (Instr.
(Instr. 3           ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)       4)        4)
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Explanation of Responses:



/s/    CHET BORGIDA                                          September 5, 2001
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*   If the form is filed by more than one reporting person, see
    Instruction 4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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